Exhibit 99.1
Media Contact:
Jose Juves
Director, Public Affairs
Biogen Idec
Tel: (617) 914-6524
Investment Community Contact:
Elizabeth Woo
Vice President, Investor Relations
Biogen Idec
Tel: (617) 679-2812
FOR IMMEDIATE RELEASE
Biogen Idec Reports Third Quarter 2006 Results
Cambridge, MA, October 31, 2006 — Biogen Idec Inc. (NASDAQ: BIIB), a global biotechnology company with leading products and capabilities in oncology, neurology and immunology, today reported its third quarter 2006 results.
Third Quarter 2006 Highlights
•	Total revenues for the third quarter were $703 million vs. prior year of $596 million, an increase of 18%, driven primarily by AVONEX® (Interferon beta-1a) worldwide sales up 19% to $445 million and RITUXAN® (rituximab) revenues from the unconsolidated joint business arrangement up 12% to $204 million.
•	On a reported basis, calculated in accordance with U.S. generally accepted accounting principles (GAAP), the diluted earnings per share was $0.45 for the third quarter. The GAAP earnings reflect amortization of acquired intangible assets and the impact of share-based payment expense in accordance with FAS 123R, including employee stock options.
•	Biogen Idec’s third quarter 2006 non-GAAP diluted earnings per share (EPS) was $0.60, up 67% from the same period last year.
•	TYSABRI® (natalizumab) has been launched in the U.S. and Europe for the treatment of relapsing forms of multiple sclerosis (MS) following regulatory approvals in June. To date, over 2,200 patients are being treated with TYSABRI in the U.S. and Europe. Global in-market net sales of TYSABRI in the third quarter of 2006 were $8 million, comprised of $5 million in the U.S. and $3 million in Europe.
•	Biogen Idec signed three collaboration and licensing agreements during the third quarter of 2006: Aviptadil with mondoBIOTECH, RNAi therapy with Alnylam, and CDP323 with UCB.
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Page 2 Biogen Idec Reports Third Quarter 2006 Results
James Mullen, Biogen Idec’s Chief Executive Officer, commented, “Robust double-digit growth, driven by strong AVONEX and RITUXAN performance, continues to define our business. Returning TYSABRI to the MS community was a remarkable achievement, and we expect this will enhance our neurology franchise and begin to accelerate top-line growth over the coming quarters. In keeping with our strategic plan, we made key investments in our pipeline this quarter, including three collaboration agreements, building on the momentum of last quarter’s two acquisitions.”
Financial Performance
On a reported basis, calculated in accordance with GAAP, Biogen Idec reported earnings per diluted share of $0.45 for the third quarter of 2006 (Q3 2005 diluted EPS was $0.08). Net income was $157 million in the third quarter of 2006 (Q3 2005 net income was $27 million).
On a non-GAAP basis, Biogen Idec reported non-GAAP EPS of $0.60 for the third quarter of 2006 (Q3 2005 non-GAAP diluted EPS was $0.36). Non-GAAP net income was $207 million in the third quarter of 2006 (Q3 2005 non-GAAP net income was $122 million).
The differences between non-GAAP net income and EPS, and GAAP net income and EPS in the third quarter are itemized in Table 3, and are primarily due to:
•	Pre-tax charges related to the Biogen and Idec merger and the acquisitions of Conforma and Fumapharm, including $60 million in amortization of acquired intangible assets and $3 million in fair value step-up of acquired inventory.
•	Pre-tax share-based payment expense under FAS 123R of $13 million (or $0.03 per share), primarily employee stock option expense.
Revenue Performance for the Three Months ended September 30, 2006
•	Revenues from AVONEX increased 19% to $445 million (Q3 2005: $375 million).
•	U.S. sales increased 14% to $268 million (Q3 2005: $235 million).

•	International sales increased 26% to $177 million (Q3 2005: $140 million).
•	Revenues from Biogen Idec’s joint business arrangement with Genentech, Inc. related to RITUXAN were up 12% to $204 million (Q3 2005: $182 million). All U.S. sales of RITUXAN are recognized by Genentech and Biogen Idec records its share of the pretax co-promotion profits on a quarterly basis.
•	U.S. net sales of RITUXAN increased 12% to $509 million in the third quarter of 2006 (Q3 2005: $456 million), as reported by Genentech.
•	During the third quarter, Biogen Idec recognized revenue of $19 million related to TYSABRI.
•	$5 million related to product sold in this quarter.

•	$14 million related to sales of TYSABRI to Elan in 2005. This represents product sold to Elan, but not yet shipped by them at the time of withdrawal. The amount was deferred until the uncertainty about the ultimate disposition of the product was eliminated in Q3 2006.

Page 3 Biogen Idec Reports Third Quarter 2006 Results
•	Revenues from other products were $11 million (Q3 2005: $17 million). Current revenues include FUMADERM® (fumaric acid esters) in Germany from the Fumapharm acquisition. Prior year revenues included AMEVIVE®(alefacept), which has since been divested. Details are provided in Table 4.
•	Royalties were $22 million (Q3 2005: $23 million).
Share Repurchase Program
In October, Biogen Idec’s Board of Directors authorized the repurchase of up to 20 million shares of its common stock. The repurchased stock will provide the Company with authorized shares for general corporate purposes, such as stock to be issued under employee stock option and stock purchase plans. The share buyback will largely be funded through operating cash flow and is expected to be accretive to EPS.
The Company had approximately 336 million shares of common stock outstanding at the end of Q3 2006.
Financial Guidance
Biogen Idec is raising full year 2006 non-GAAP earnings per share guidance to exceed $2.20. This assumes ongoing business development activity for the remainder of the year at a similar level to third quarter 2006.
Guidance for full year 2006 reported earnings per share (GAAP-based financial measure) is estimated to exceed $0.65, excluding any future acquisitions or other transactions. The Company cannot predict with certainty the nature or the amount of non-operating or unusual charges for the fourth quarter. The Company does anticipate in its full year estimate that certain charges related to purchase accounting for completed transactions will be included in the GAAP financials, such as the write-off of acquired in-process R&D ($331 million), amortization of intangibles (approximately $270 million, gain on settlement of existing collaboration agreement ($34 million), and inventory step up (approximately $8 million). In addition, the impact of stock options being expensed due to FAS 123R in 2006 is estimated to be in the range of $50-60 million, or approximately $0.10 — $0.12 per diluted share. Additionally, the Company anticipates that it may have to take other charges in the fourth quarter and that such charges, if material, would cause reported earnings per share to further differ from non-GAAP earnings per share.
The Company now anticipates that 2006 capital expenditures will be in the range of $190 — $220 million.
Recent Highlights
•	On September 14th, Biogen Idec and mondoBIOTECH announced the signing of an exclusive collaboration and license agreement for Biogen Idec to develop, manufacture and commercialize Aviptadil, a clinical compound for the treatment of pulmonary arterial hypertension.

Page 4 Biogen Idec Reports Third Quarter 2006 Results
•	On September 20th, Biogen Idec and Alnylam Pharmaceuticals announced a collaboration to discover and develop RNAi therapeutics for the potential treatment of progressive multifocal leukoencephalopathy.
•	On September 28th and 29th, Biogen Idec and Elan announced new data presented at the 22nd Congress of the European Committee for Treatment and Research in Multiple Sclerosis Congress. Long-term follow-up data from TYSABRI clinical trial patients showed TYSABRI has a sustained effect on relapse rate in MS patients treated for up to three years. Long-term follow-up data from the Phase III AFFIRM monotherapy study demonstrated that treatment with TYSABRI significantly reduced the proportion of MS patients with worsening cognitive function as measured by the 3-second Paced Auditory Serial Addition Test (PASAT 3).
•	On September 29th, Biogen Idec and Genentech announced that the U.S. Food and Drug Administration approved, after a Priority Review, two additional uses for RITUXAN for patients with CD20-positive, B-cell non-Hodgkin’s lymphoma (NHL). One new indication for RITUXAN is for first-line treatment of previously-untreated patients with follicular NHL in combination with CVP (cyclophosphamide, vincristine and prednisolone) chemotherapy. The second new indication is for the treatment of low-grade NHL in patients with stable disease or who achieve a partial or complete response following first-line treatment with CVP chemotherapy.
•	On October 2nd, Biogen Idec and UCB announced a global collaboration, effective in the third quarter 2006, to jointly develop and commercialize CDP323 for the treatment of relapsing-remitting MS and other potential indications CDP323 is an orally active small molecule a 4-integrin inhibitor expected to enter Phase II clinical trials next year.
•	On October 6th, Biogen Idec and Elan Corporation announced that data presented at the Academy of Managed Care Pharmacy’s 2006 Educational Conference show that in Phase III studies TYSABRI therapy significantly reduced corticosteroid use and hospitalizations, and increased the proportion of MS patients with no disease activity. Findings were also presented that demonstrated the positive impact of TYSABRI on a number of health-related quality of life of measures and the cost-effectiveness of MS therapies.
•	On October 24th, Biogen Idec and Elan announced that data show TYSABRI maintained remission in Crohn’s disease patients treated for longer than two years. These data, presented at the 14th United European Gastroenterology Week and at the Annual American College of Gastroenterology, were part of an open label extension study of patients who participated in the ENACT-2 trial.
Use of Non-GAAP Financial Measures
The non-GAAP financial measures presented in this press release are utilized by Biogen Idec management to gain an understanding of the comparative financial performance of the Company. Management believes that the non-GAAP financial measures are useful because they exclude those non-operational activities or transactions that are not necessarily relevant to understanding the trends of the Company or the prospects of

Page 5 Biogen Idec Reports Third Quarter 2006 Results
future performance such as charges related to in-process R&D, amortization of intangibles, inventory step-up values, and employee stock option expense. Management uses these measures to establish operational goals and believes that non-GAAP measures may assist investors in analyzing the underlying trends in the Company’s business over time. The presentation of this information is not meant to be considered in isolation or as a substitute for GAAP financial measures.
Conference Call and Webcast
The Company’s earnings conference call for the third quarter will be broadcast via the Internet at 8:30 a.m. ET on October 31, 2006, and will be accessible through the investor relations section of Biogen Idec’s homepage, http://www.biogenidec.com.
About Biogen Idec
Biogen Idec (NASDAQ: BIIB) creates new standards of care in oncology, neurology and immunology. As a global leader in the development, manufacturing, and commercialization of novel therapies, Biogen Idec transforms scientific discoveries into advances in human healthcare. For product labeling, press releases and additional information about the company, please visit http://www.biogenidec.com.
Safe Harbor
This press release contains forward-looking statements regarding expected future financial results, including revenue growth rates, EPS, capital expenditures, the potential for TYSABRI in MS, and the Company’s share repurchase program.
A number of risks and uncertainties could cause actual results to differ materially. For example, financial results and external growth opportunities may be affected by a number of factors, including any unexpected slowness in the demand for TYSABRI, AVONEX, and RITUXAN, the impact of reimbursement and pricing decisions related to the Company’s products, the impact of competitive products on the Company’s products, any material decreases in royalties which the Company receives, the impact of litigation, increases in costs related to or an inability for us to enter into in-licensing deals, collaborations or acquisitions on acceptable terms, increases in costs related to research and development of new products as well as increases in costs related to development of existing products in new indications, and any material issues, delays or failures related to the manufacturing or supply of the Company’s products.
The potential for TYSABRI is subject to a number of risks and uncertainties. Factors which could cause actual results to differ materially from the Company’s current expectations include the risk that the incidence and/or risk of PML or other opportunistic infections in patients treated with TYSABRI may be higher than observed in clinical trials, that TYSABRI may not be accepted by the medical community and patients, or that the Company may encounter other unexpected issues.
Our long-term growth will depend on the successful development and commercialization of new products, such as CDP323 and Aviptadil, as well as the development and commercialization of existing products in new indications. Drug development involves a high degree of risk. For example, the plans for our development programs could be

Page 6 Biogen Idec Reports Third Quarter 2006 Results
negatively affected if unexpected concerns arise from additional data or analysis, if regulatory authorities require additional information or further studies, or if we were to encounter other unexpected hurdles.
For more detailed information on the risks and uncertainties associated with these forward looking statements and the Company’s other activities, see “Risk Factors” in the Company’s quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2006 and the other periodic and current reports filed by the Company with the Securities and Exchange Commission. The Company does not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.

TABLE 1
Biogen Idec Inc.
September 30, 2006
Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
REVENUES
Product	$475,096	$391,366	$1,317,696	$1,187,773
Unconsolidated joint business	203,820	181,597	593,296	526,984
Royalties	21,867	23,117	60,714	71,600
Corporate partner	2,709	131	3,002	3,290

Total revenues	703,492	596,211	1,974,708	1,789,647

COST AND EXPENSES
Cost of goods sold and royalty revenues	66,792	89,561	212,280	260,262
Research and development	211,033	227,039	518,910	579,357
Selling, general and administrative	168,153	161,410	492,833	475,637
Amortization of acquired intangible assets	60,011	75,990	206,978	228,746
Acquired in-process R&D	—	—	330,520	—
Impairment and loss on sale of long lived assets	175	21,046	(923)	102,904
Gain on settlement of license agreement	—	—	(34,192)	—

Total cost and expenses	506,164	575,046	1,726,406	1,646,906

Income from operations	197,328	21,165	248,302	142,741
Other income, net	22,319	11,192	62,790	8,318

INCOME BEFORE TAXES AND CUMULATIVE EFFECT OF ACCOUNTING CHANGE	219,647	32,357	311,092	151,059
Income taxes	63,048	5,172	205,916	45,910

INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE	156,599	27,185	105,176	105,149
Cumulative effect of accounting change, net of income tax	—	—	3,779	—

NET INCOME	$156,599	$27,185	$108,955	$105,149

BASIC EARNINGS PER SHARE
Income before cumulative effect of accounting change	$0.46	$0.08	$0.31	$0.31
Cumulative effect of accounting change, net of income tax	—	—	0.01	—

BASIC EARNINGS PER SHARE	$0.46	$0.08	$0.32	$0.31

DILUTED EARNINGS PER SHARE
Income before cumulative effect of accounting change	$0.45	$0.08	$0.30	$0.31
Cumulative effect of accounting change, net of income tax	—	—	0.01	—

DILUTED EARNINGS PER SHARE	$0.45	$0.08	$0.31	$0.31

SHARES USED IN CALCULATING:
BASIC EARNINGS PER SHARE	338,021	336,536	339,527	334,819

DILUTED EARNINGS PER SHARE	344,754	340,859	345,999	346,581

Numbers may not foot due to rounding.

TABLE 2
Biogen Idec Inc.
September 30, 2006
Condensed Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2006	2005
	(Unaudited)
ASSETS
Cash, cash equivalents and securities available-for-sale	$661,019	$850,753
Accounts receivable, net	282,519	265,742
Inventory	155,119	182,815
Other current assets	286,500	318,771

Total current assets	1,385,157	1,618,081

Long-term securities available-for-sale	1,372,772	1,204,378
Property and equipment, net	1,246,116	1,174,396
Intangible assets, net	2,795,620	2,975,601
Goodwill	1,153,980	1,130,430
Other	232,913	264,061

TOTAL ASSETS	$8,186,558	$8,366,947

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$495,010	$583,036
Long-term deferred tax liability	653,433	762,282
Non-current liabilities	143,241	115,753
Shareholders’ equity	6,894,874	6,905,876

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$8,186,558	$8,366,947

Numbers may not foot due to rounding.

TABLE 3
Biogen Idec Inc.
September 30, 2006
Condensed Consolidated Statements of Income — Non-GAAP
(in millions, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
EARNINGS PER SHARE	2006	2005	2006	2005
GAAP earnings per share — Diluted	$0.45	$0.08	$0.31	$0.31
Adjustment to net income (as detailed below)	0.15	0.28	1.40	0.78

Non-GAAP earnings per share — Diluted	$0.60	$0.36	$1.71	$1.09

SHARES USED IN CALCULATING DILUTED EARNINGS PER SHARE	345	341	346	347

An itemized reconciliation between net income on a GAAP basis and net income on a non-GAAP basis is as follows:
GAAP net income	$156.6	$27.2	$109.0	$105.1
Adjustments:
COGS: Fair value step up of inventory acquired from former Biogen, Inc. and Fumapharm AG	2.9	11.3	7.8	29.6
COGS: Stock option expense	—	—	0.1	—
R&D: Costs associated with sale of Oceanside Manufacturing Facility	—	—	—	1.9
R&D: Merger related and purchase accounting costs	—	0.2	—	0.2
R&D: Severance and restructuring	—	19.6	0.3	19.6
R&D: Stock option expense	5.2	—	16.4	—
SG&A: Merger related and purchase accounting costs	—	0.3	0.1	0.8
SG&A: Severance and restructuring	—	7.6	1.6	7.6
SG&A: Stock option expense	7.7	—	24.3	—
Purchase accounting: Amortization of acquired intangible assets related to the merger with former Biogen, Inc., Conforma Therapeutics Corporation and Fumapharm AG	60.0	76.0	207.0	228.7
Purchase accounting: In-process research and development related to the acquisition of Conforma Therapeutics Corporation and Fumapharm AG	—	—	330.5	—
Purchase accounting: Gain on settlement of license agreement with Fumapharm AG	—	—	(34.2)	—
Impairment and loss on sale of long lived assets	0.2	21.0	(0.9)	96.6
Income taxes: Income tax effect of reconciling items	(25.6)	(40.9)	(64.9)	(113.0)
Cumulative effect of accounting change from adoption of FAS123R, net of income tax	—	—	(3.8)	—

Non-GAAP net income	$207.0	$122.3	$593.3	$377.1

Numbers may not foot due to rounding.
The non-GAAP financial measures presented in this table are utilized by Biogen Idec management to gain an understanding of the comparative financial performance of the Company. Management believes that the non-GAAP financial measures are useful because they exclude those non-operational activities or transactions that are not necessarily relevant to understanding the trends of the Company or the prospects of future performance. Management uses these measures to establish operational goals and believes that non-GAAP measures may assist investors in analyzing the underlying trends in the Company’s business over time. The presentation of this information is not meant to be considered in isolation or as a substitute for GAAP financial measures.

TABLE 4
Biogen Idec Inc.
September 30, 2006
Product Revenues
(in thousands)
(Unaudited)

	Three Months Ended
	September 30,
	2006		2005
PRODUCT REVENUES
Avonex®	$445,156		$374,708
Amevive®	411		11,631
Tysabri®	18,654	**	(196)
Zevalin®	4,438		5,223
Fumaderm®	6,437		—

Total product revenues	$475,096		$391,366

	Nine Months Ended
	September 30,
	2006		2005
PRODUCT REVENUES
Avonex®	$1,267,961		$1,130,082
Amevive®	11,148		36,104
Tysabri®	18,262	**	4,853
Zevalin®	13,888		16,734
Fumaderm®	6,437		—

Total product revenues	$1,317,696		$1,187,773

**	Biogen Idec’s TYSABRI revenues in Q3 2006 includes $14 million of revenue that was originally deferred at the time of the initial TYSABRI launch in accordance with the Company’s revenue recognition policy. The revenue was recognized in Q3 2006, as the ultimate disposition of the product was determined during the current period.
Numbers may not foot due to rounding.